Exhibit 99.1

Capstone Companies, Inc., 431 Fairway Drive, Suite 200, Deerfield Beach, FL 33441

PRESS RELEASE –

FOR IMMEDIATE RELEASE

Capstone Smart Mirror is not another Fitness Mirror…

DEERFIELD BEACH, FL, March 2, 2022 – Capstone Companies, Inc. (OTCQB: CAPC) (“Capstone” or the “Company”), a designer, manufacturer and marketer of consumer inspired products that simplify daily living through technology today that addresses the uniqueness of the Capstone Smart Mirrors when compared to other mirrors commonly known as “smart.”

Stewart Wallach, Capstone’s Chairman and CEO, commented, “While the global pandemic affected every aspect of Capstone’s Smart Mirror development since its initial announcement at CES 2020, causing unforeseen obstacles at every turn, the company not only survived the turmoil but formally introduced the Smart Mirror program at the recent CES 2022. This was a milestone for the company and inventories are now available and orders being shipped in the USA. Mr. Wallach added, “Even the inventory arrivals that were expected at the end of January were delayed over the past few weeks, the first 1,000 mirrors are in stock and the next 1,000 are in transit with another 1,000 planned for production and this hurdle is now behind us.”

While the Company applauds the launch of the first smart mirrors like the MirrorTM by lululemon athletica, the smart mirror product acceptance by consumers was likely bolstered by the COVID-19 pandemic forcing people indoors. Bringing a smart fitness product into one’s home that was timely, unique, and innovative. The benefits and convenience of smart mirrors, especially with its interactive capabilities and emergence of the integrated “smart” home, argues for continued appeal of smart mirrors to consumers.

Marketing associate, Jonathan Caparco added “Our product is now available on Amazon.com and sold directly through our CapstoneConnected.com website. The company now faces the challenge of making the public aware of the reason this product exists and what it will do for their lifestyle now and into the future. We often receive inquiries in Customer Care about the product and specifically “are we another fitness mirror?”

Wallach further expanded, “Our vision, internally referred to as Connected Surfaces, is much broader than the current technology provided by existing smart mirrors. Our product strategy addressed the future concept of bringing content to the walls of one’s home through a form factor that does not exist today. It is common practice for people to walk around ones home with a smartphone in their hands. This connection to the digital world is growing daily as learning content, services, entertainment, and direct to consumer communications are ever expanding and building a reliance on internet accessible devices. Faster broadband has caused the individual relationship with smart digital devices to strengthen and homes are getting smarter by the day.”

Capstone’s design engineer, Kerry Brown, elaborates on the product initiative “The Capstone Smart Mirror was designed to provide access to the extensive content and services available via the internet in a new and innovative form factor. Capstone’s Smart Mirror, unlike a “display only” mirror has an Android® operating system and allows interaction through both touch and remote controls. It is in most ways like a smartphone for the walls of today’s homes hidden in the form of beautiful mirrors. We targeted the product line to be the next mainstream addition to the smart home. Compatible smart doorbells, security systems, streaming content, banking services, tutoring, telemedicine, delivery tracking, shopping and much more all can be accessed and delivered through our smart mirrors.”

In closing Wallach added, “Our remaining challenge is to make people aware of the benefits and reasons someone would want to own one of our smart mirrors. We are not in the content business and as such there is no future expense to ownership. The Capstone mirrors are a step into the future and we believe the next smart device to be added to one’s home as dwellings are updated, renovated or simply made smarter. And..yes, users can workout in front of our mirror too!”

Android is a registered trademark of Google, LLC. Mirror is a trademark of lululemon athletica (Canada), inc. and a dba of its subsidiary Curiouser Products Inc. Amazon.com is a website operated by and domain name owned by Amazon.com, Inc. Any URL referenced above is for information purposes only and the contents of the linked website are not incorporated herein.

About Capstone Companies, Inc.

Capstone Companies, Inc. is a public holding company that engages, through its wholly owned subsidiaries, Capstone Industries, Inc., Capstone Lighting Technologies, LLC, and Capstone International HK, Ltd., in the development, manufacturing and marketing of consumer products to retail channels throughout North America and certain international markets.

Visit our websites; www.capstonecompaniesinc.com for more information about the Company and www.capstoneconnected.com for information on our current product offerings.

Forward-looking Statements. This press release contains “forward-looking statements,” which are statements related to future, not past or historical events. These statements address Company’s Smart Mirror product line and possible market acceptance, competitive advantages and related expected business and financial performance results and are based on Company’s current expectations and assumptions. Actual results and the timing of events could differ significantly, materially from those anticipated in the forward-looking statements as a result of risks and uncertainties – some of which are not foreseeable, especially with the ongoing impact of Coronavirus/COVID-19 pandemic and resulting production, shipment and distribution of products. Also, Company’s limited operating experience and limited Smart Mirror brand recognition in markets and limited e-commerce experience may severely impact sales and efforts to establish and grow a market for this product. Company may not realize any of the potential benefits of this new product line and we may not be able to establish and grow the Smart Mirror business and achieve profitability or even revenue growth or stability. The perceived or alleged technical advantages of the product may not occur as envisioned or result in consumer acceptance or be fully realized. The ability to promote the product also depends on Company’s ability, as a smaller reporting and “penny stock” company, to timely, adequately finance that effort. Other risks and uncertainties are included in Company’s most recent reports on Form 10-K and Form 10-Q, which are filed with the Securities and Exchange Commission (SEC) (www.sec.gov). All forward-looking statements speak only as of the date of this press release and Company does not plan publicly to update these statements to reflect subsequent events or circumstances, except as may be required by law or regulation.

For more information, contact:

Aimee C. Brown

Corporate Secretary of Company

(954) 252-3440, ext. 313

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